                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               ( AMENDMENT NO. 1 )



                                 TIMELINE, INC.
               ---------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
               ---------------------------------------------------
                         (Title of Class of Securities)



                                   887336 10 5
               ---------------------------------------------------
                                 (CUSIP Number)



                                DECEMBER 31, 1998
               ---------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                          -----------------
CUSIP NO. 887336 10 5             Schedule 13G                 PAGE 2 OF 4 PAGES
---------------------                                          -----------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS                           DONALD K. BABCOCK

          I.R.S. IDENTIFICATION NUMBERS OF ABOVE REPORTING PERSONS
          (ENTITIES ONLY)
          [NOT APPLICABLE]
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:             (a)  [ ]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S. CITIZEN
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    187,675(1)
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH:                  187,675(1)
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          187,675(1)
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW "9" EXCLUDES CERTAIN
          SHARES                                                            [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW "9"

          5.84%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

          IN
-------------------------------------------------------------------------------

(1) THE 187,675 SHARES BENEFICIALLY OWNED BY REPORTING PERSON INCLUDE 500 SHARES SUBJECT TO OPTIONS EXERCISABLE BY REPORTING PERSON WITHIN 60 DAYS OF THE DATE OF HEREOF.

(2) CALCULATED IN ACCORDANCE WITH EXCHANGE ACT RULE 13d-3; BASED ON 3,215,696 SHARES OF COMMON STOCK, CONSISTING OF 3,215,196 SHARES OUTSTANDING AS OF CLOSE OF BUSINESS ON OCTOBER 15, 1998 (AS REFLECTED IN ISSUER'S FORM 10-QSB FOR THE QUARTER ENDED SEPTEMBER 30, 1998), AND 500 SHARES SUBJECT TO OPTIONS AND WARRANTS GRANTED TO REPORTING PERSON AND EXERCISABLE WITHIN 60 DAYS OF THE DATE OF THIS AMENDMENT TO SCHEDULE 13G.
     [REPORTING PERSON HAS TIMELY REPORTED ALL SUCH TRANSACTIONS ON FORM 3,
     4 AND/OR 5, PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934.]

#See Instructions.

---------------------                                          -----------------
CUSIP NO. 887336 10 5             Schedule 13G                 PAGE 3 OF 4 PAGES
---------------------                                          -----------------

ITEM 1.   (a)  Issuer ........................TIMELINE, INC.

          (b)  Principal Executive
               Offices ...................... 3055 -- 112TH AVENUE NE, SUITE 106
                                              BELLEVUE, WASHINGTON  98004

ITEM 2.   (a)  Person Filing .................DONALD K. BABCOCK

          (b)  Principal Business Office or,
               if none, Residence ............C/O TIMELINE, INC.
                                              3055 -- 112TH AVENUE NE, SUITE 106
                                              BELLEVUE, WASHINGTON  98004

          (c)  Citizenship ...................U.S. CITIZEN

          (d)  Title of Class of Securities ..COMMON STOCK

          (e)  CUSIP Number ..................887336 10 5

ITEM 3. Statement Filed Pursuant Section 240.13d-1(b) or Section 240.13d-2(b) or (c), by:

          (a) [ ] Broker or dealer registered under Act Section 15
                  (15 U.S.C. 78o)

          (b) [ ] Bank as defined in Act Section 3(a)(6) (15 U.S.C. 78c)

          (c) [ ] Insurance company as defined in Act Section 3(a)(19) (15 U.S.C. 78c)

          (d) [ ] Investment company registered under Section 8, Investment Company Act of 1940 (15 U.S.C. 80a-8)

          (e) [ ] Investment adviser in accordance with
                  Section 240.13d-1(b)(1)(ii)(E)

          (f) [ ] Employee benefit plan or endowment fund in accordance with
                  Section 240.13d-1(b)(1)(ii)(F)

          (g) [ ] Parent holding company or control person in accordance with
                  Section 240.13d-1(b)(1)(ii)(G)

          (h) [ ] Savings association as defined in Section 3(b), Federal Deposit Insurance Act (12 U.S.C. 1813)

          (i) [ ] Church plan excluded from the definition of an investment company under Section 3(c)(14), Investment Company Act of 1940 (15 U.S.C. 80a-3)

          (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

          Statement Filed Pursuant Section  240.13d-1(c) (if
          applicable, check box) .....................................[ ]

ITEM 4. Ownership of Securities Identified in Item 1.

          (a)  Amount beneficially owned .............................187,675(1)

          (b)  Percentage of class ...................................  5.84%(2)

          (c)  Number of shares as to which such person filing has:

               (i) sole power to vote or direct the vote .............187,675(1)

               (ii) shared power to vote or to direct the vote .......       -0-

               (iii) sole power to dispose of or direct disposition ..187,675(1)

               (iv) shared power to dispose of or direct disposition..       -0-
----------
(1) THE 187,675 SHARES BENEFICIALLY OWNED BY REPORTING PERSON INCLUDE 500 SHARES SUBJECT TO OPTIONS EXERCISABLE BY REPORTING PERSON WITHIN 60 DAYS OF THE DATE OF HEREOF.
(2) CALCULATED IN ACCORDANCE WITH EXCHANGE ACT RULE 13D-3; BASED ON 3,215,696 SHARES OF COMMON STOCK, CONSISTING OF 3,215,196 SHARES OUTSTANDING AS OF CLOSE OF BUSINESS ON OCTOBER 15, 1998 (AS REFLECTED IN ISSUER'S FORM 10-QSB FOR THE QUARTER ENDED SEPTEMBER 30, 1998), AND 500 SHARES SUBJECT TO OPTIONS AND WARRANTS GRANTED TO REPORTING PERSON AND EXERCISABLE WITHIN 60 DAYS OF THE DATE OF THIS AMENDMENT TO SCHEDULE 13G.

     [REPORTING PERSON HAS TIMELY REPORTED ALL SUCH TRANSACTIONS ON FORM 3, 4 AND/OR 5, PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934.]

ITEM 5. Ownership of Five Percent or Less of Class. (if filing to report cessation of --- beneficial ownership of more than five percent of class, check box).................................................[ ]


ITEM 6. Ownership of More than Five Percent of
        Class on Behalf of Another .............................[NOT APPLICABLE]

ITEM 7. Identification and Classification of Subsidiary Which Acquired Security Being Reported on By Parent Holding Company [NOT APPLICABLE]

ITEM 8. Identification and Classification of
        Members of Group .......................................[NOT APPLICABLE]

ITEM 9. Notice of Dissolution of Group .........................[NOT APPLICABLE]

ITEM 10.Certification ..........................................[NOT APPLICABLE]



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   FEBRUARY 14, 2000
                                        ----------------------------------------
                                                         (Date)


                                      X          /s/ DONALD K. BABCOCK
                                        ----------------------------------------
                                                       (Signature)


                                                    DONALD K. BABCOCK
                                        ----------------------------------------
                                                       (Name/Title)